Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 13, 2004, accompanying the consolidated financial statements in the Annual Report of Sunterra Corporation on Form 10-K for the nine months ended September 30, 2004. We hereby consent to the incorporation by reference of said report in the Registration Statements of Sunterra Corporation on Forms S-3 (File No. 333-116486, effective June 15, 2004 and File No. 333-111758, effective January 7, 2004), on Form S-3A (File No. 333-111758, effective January 26, 2004) and on Form S-8 (File No. 333-106122, effective June 13, 2003).

/s/ GRANT THORNTON LLP

Los Angeles, California

December 13, 2004